Exhibit 99.1

Contacts:
Investors
Brad Berning
ir@zillowgroup.com

Media
Chrissy Roebuck
press@zillow.com
Zillow Group Reports First-Quarter 2025 Financial Results
SEATTLE, May 7, 2025 — Zillow Group, Inc. (NASDAQ: Z and ZG), which is transforming the way people buy, sell, rent, and finance homes, today announced its consolidated financial results for the three months ended March 31, 2025.
Complete financial results for the first quarter and outlook for the second quarter of 2025 can be found in the shareholder letter on the Investor Relations section of Zillow Group’s website at https://investors.zillowgroup.com/investors/financials/quarterly-results/default.aspx.
“Our strong Q1 results surpassed our expectations and demonstrate how well we’re executing. We are on track to meet our full-year 2025 goals, and we’re well-positioned to deliver sustainable profitable growth,” said Zillow Chief Executive Officer Jeremy Wacksman. “As we expand our services and scale the housing super app across more markets, we are bringing more customers and real estate professionals together and making buying, selling, and renting easier for them, which is helping us grow both our revenue and profits.”

Recent highlights include:
•Zillow Group’s first-quarter results exceeded the company’s outlook for revenue and Adjusted EBITDA.
•Q1 revenue was up 13% year over year to $598 million, above the midpoint of the company’s outlook range by $15 million. Q1 revenue outperformed the residential real estate industry’s year-over-year total transaction value growth of 3% according to NAR1 and 6% according to industry data tracked and estimated by Zillow.2 Additionally, we estimate the purchase mortgage origination market was roughly flat for Q1 year over year.
◦For Sale revenue was up 8% year over year to $458 million in Q1. On a trailing 12-month3 basis, For Sale revenue per total transaction value was 10.2 basis points at the end of Q1, compared with 9.7 basis points for the same period in 2024.
▪Residential revenue was up 6% year over year in Q1 to $417 million, benefiting primarily from growth in the company’s Premier Agent offerings, Zillow Showcase, New Construction, and Follow Up Boss.
▪Mortgages revenue increased 32% year over year to $41 million in Q1, primarily due to a 32% increase in purchase loan origination volume to $791 million.
◦Rentals revenue increased 33% year over year to $129 million in Q1, primarily driven by multifamily revenue growing 47% year over year.
•On a GAAP basis, net income was $8 million, and net income margin was 1% in Q1.
•Q1 Adjusted EBITDA was $153 million, or 26% of revenue, driven by revenue growth across the business and cost discipline.
•Cash and investments at the end of Q1 were $1.6 billion, down from $1.9 billion at the end of Q4, primarily due to share repurchases of $250 million in Q1.
•Traffic to Zillow Group’s mobile apps and sites in Q1 was up 5% year over year to 227 million average monthly unique users. Visits during Q1 were up 2% year over year to 2.4 billion.
1 National Association of Realtors® existing homes sold during Q1 2025 multiplied by the average selling price per home for Q1 2025, compared with the same period in 2024
2 Calculated as the number of existing residential homes sold during Q1 2025 multiplied by the average sale price of existing residential homes sold for Q1 2025 according to industry data collected and estimated by Zillow, as published monthly on our site
3 Trailing 12-month period represents results and industry data from April 1, 2024, through March 31, 2025

First-Quarter 2025 Financial Highlights

The following table sets forth Zillow Group’s financial highlights for the periods presented (in millions, except percentages, unaudited):

	Three Months Ended March 31,		2024 to 2025 % Change
	2025	2024
Revenue:
For Sale revenue:
Residential	$417	$393	6%
Mortgages	41	31	32%
Total For Sale revenue	458	424	8%
Rentals	129	97	33%
Other	11	8	38%
Total revenue	$598	$529	13%
Other Financial Data:
Gross profit	$459	$406
Net income (loss)	$8	$(23)
Adjusted EBITDA (1)	$153	$125
Percentage of Revenue:
Gross profit	77%	77%
Net income (loss)	1%	(4)%
Adjusted EBITDA (1)	26%	24%
(1) Adjusted EBITDA is a non-GAAP financial measure; it is not calculated or presented in accordance with U.S. generally accepted accounting principles, or GAAP. See below for more information regarding our presentation of Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, which is net income (loss), for each of the periods presented.

Conference Call and Webcast Information

Zillow Group will host a live webcast to discuss these results today at 2 p.m. Pacific Time (5 p.m. Eastern Time). Please register for the live event at https://zillow-q1-25-financial-results.open-exchange.net/. A shareholder letter and link to both the live webcast and recorded replay of the call may be accessed in the Quarterly Results section of Zillow Group’s Investor Relations website.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding the future performance and operation of our business, and our business strategies and ability to translate such strategies into financial performance. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “predict,” “will,” “projections,” “continue,” “estimate,” “outlook,” “guidance,” “would,” “could,” “strive,” or similar expressions constitute forward-looking statements. Forward-looking statements are made based on assumptions as of May 7, 2025, and although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee these results. Differences in Zillow Group’s actual results from those described in these forward-looking statements may result from actions taken by Zillow Group as well as from risks and uncertainties beyond Zillow Group’s control.

Factors that may contribute to such differences include, but are not limited to: the health and stability of the economy and United States residential real estate industry, including changes in inflationary conditions, interest rates, housing availability and affordability, labor shortages and supply chain issues; our ability to manage advertising and product inventory and pricing and maintain relationships with our real estate partners; our ability to establish or maintain relationships with listing and data providers, which affects traffic to our mobile applications and websites, or changes to our rights to use or timely access listing data, or to the quality or quantity of such listing data; our ability to comply with current and future rules and requirements promulgated by the National Association of REALTORS®, multiple listing services, or other real estate industry groups or governing bodies, or decisions to repeal, amend, or not enforce such rules and requirements; our ability to navigate industry changes, including as a result of past, pending or future lawsuits, settlements or government investigations, which may include lawsuits, settlements or investigations in which we are not a named party; uncertainties related to potential policy changes or enforcement priorities at the federal and state levels; our ability to continue to innovate and compete to attract customers and real estate partners; our ability to effectively invest resources to pursue new strategies, develop new products and services and expand existing products and services into new markets; our ability to operate and grow Zillow Home Loans’ mortgage operations, including the ability to obtain or maintain sufficient financing to fund the origination of mortgages, meet customers’ financing needs with product offerings, continue to grow origination operations and resell originated mortgages on the secondary market; the duration and impact of natural disasters, climate change, geopolitical events, and other catastrophic events (including public health crises) on our ability to operate, demand for our products or services, or general economic conditions; our targets and disclosures related to environmental, social, and governance matters; our ability to maintain adequate security controls or technology systems, or those of third parties on which we rely, to protect data integrity and the information and privacy of our customers and other third parties; our ability to navigate any significant disruption in service on our mobile applications or websites or in our network; the impact of past, pending or future litigation and other disputes or enforcement actions, which may include lawsuits or investigations to which we are not a party; our ability to attract, engage, and retain a highly skilled workforce; acquisitions, investments, strategic partnerships, capital-raising activities, or other corporate transactions or commitments by us or our competitors; our ability to continue relying on third-party services to support critical functions of our business; our ability to protect and continue using our intellectual property and prevent others from copying, infringing upon, or developing similar intellectual property, including as a result of generative artificial intelligence; our ability to comply with domestic and international laws, regulations, rules, contractual obligations, policies and other obligations, or to obtain or maintain required licenses to support our business and operations; our ability to pay our debt, settle conversions of our convertible senior notes, or repurchase our convertible senior notes upon a fundamental change; our ability to raise additional capital or refinance our indebtedness on acceptable terms, or at all; actual or anticipated fluctuations in quarterly and annual results of operations and financial position; actual or perceived inaccuracies in the assumptions, estimates and internal or third-party data that we use to calculate business, performance and operating metrics; and volatility of our Class A common stock and Class C capital stock prices.
The foregoing list of risks and uncertainties is illustrative but not exhaustive. For more information about potential factors that could affect Zillow Group’s business and financial results, please review the “Risk Factors” described in Zillow Group’s publicly available filings with the United States Securities and Exchange Commission. Except as may be required by law, Zillow Group does not intend and undertakes no duty to update this information to reflect future events or circumstances.
About Zillow Group, Inc.
Zillow Group, Inc. (Nasdaq: Z and ZG) is reimagining real estate to make home a reality for more and more people. As the most visited real estate app and website in the United States, Zillow and its affiliates help people find and get the home they want by connecting them with digital solutions, dedicated real estate professionals, and easier buying, selling, financing, and renting experiences.
Zillow Group’s affiliates, subsidiaries, and brands include Zillow®, Zillow Premier Agent®, Zillow Home Loans℠, Zillow Rentals®, Trulia®, Out East®, StreetEasy®, HotPads®, ShowingTime+SM, Spruce®, and Follow Up Boss®.
All marks herein are owned by MFTB Holdco, Inc., a Zillow affiliate. Zillow Home Loans, LLC is an Equal Housing Lender, NMLS #10287 (www.nmlsconsumeraccess.org). © 2025 MFTB Holdco, Inc., a Zillow affiliate.
Please visit https://investors.zillowgroup.com, www.zillowgroup.com/news, www.x.com/zillowgroup, and www.linkedin.com/company/zillow, where Zillow Group discloses information about the company, its financial information, and its business that may be deemed material.
The Zillow Group logo is available at https://zillowgroup.mediaroom.com/logos-photos.
(ZFIN)

Use of Non-GAAP Financial Measures
To provide investors with additional information regarding our financial results, this press release includes references to Adjusted EBITDA, a non-GAAP financial measure. We have provided a reconciliation below of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure. We have not provided a quantitative reconciliation of forecasted GAAP net income (loss) to forecasted Adjusted EBITDA within this press release because we are unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include but are not limited to: income taxes that are directly impacted by unpredictable fluctuations in the market price of the company’s capital stock; depreciation and amortization from new acquisitions; impairments of assets; and acquisition-related costs. These items, which could materially affect the computation of forward-looking GAAP net income (loss), are inherently uncertain and depend on various factors, many of which are outside our control. We have not provided a reconciliation of forecasted Adjusted EBITDA margin to net income (loss) margin, the most directly comparable GAAP financial measure, for the same reasons.
Adjusted EBITDA is a key metric used by our management and Board of Directors to measure operating performance and trends and to prepare and approve our annual budget. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis.
Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect impairment costs;
•Adjusted EBITDA does not reflect interest expense or other income, net;
•Adjusted EBITDA does not reflect income taxes; and
•Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently from the way we do, limiting its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash-flow metrics, net income (loss), and our other GAAP results.
Adjusted EBITDA
The following table presents a reconciliation of Adjusted EBITDA to net income (loss) for each of the periods presented (in millions, unaudited):

	Three Months Ended March 31,
	2025	2024
Net income (loss)	$8	$(23)
Income taxes	—	2
Other income, net	(22)	(33)
Depreciation and amortization	65	56
Share-based compensation	97	108
Impairment costs	—	6
Interest expense	5	9
Adjusted EBITDA	$153	$125